COMMONWEALTH CASH RESERVE FUND, INC.

     AMENDED AND RESTATED MULTI-CLASS PLAN PURSUANT TO RULE 18f-3 UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

Under its Amended and Restated Articles of Incorporation (the "Charter") Commonwealth Cash Reserve Fund, Inc. (the "Company") is comprised of three investment portfolios, Commonwealth Cash Reserve Fund (the "Prime Portfolio"), Federal Portfolio and SNAP(R) Fund. The Company is authorized to issue two classes of shares of the Prime Portfolio and the Federal Portfolio.
This Plan has been adopted by the Board of Directors of the Company pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in order to document certain of the preferences, limitations and relative rights of each class of shares of the Prime Portfolio and the Federal Portfolio (the "Covered Portfolios").

SECTION 1. CLASS DESIGNATIONS.

(a) The Covered Portfolios may, consistent with the Company's Charter and this Plan, issue classes of shares, known as "Institutional Shares" and "IllinoisPrime Shares."

(b) Institutional Shares shall be available only to those investors who are able to meet the investment minimums and/or other account maintenance requirements (including, if applicable, participation in programs provided by PFM Asset Management LLC ("Institutional Criteria") set forth in the prospectus of the applicable Covered Portfolio (each, a "Prospectus"), provided that such Institutional Criteria are consistent with the 1940 Act and the Charter.

(c) IllinoisPrime Shares shall be available only to Illinois entities that are participating in the Illinois Finance Authority Investment Management and Arbitrage Rebate Program and meet the investment minimums and/or other account maintenance requirements set forth in the Prospectus, provided that such requirements are consistent with the 1940 Act and the Charter.

SECTION 2. VOTING.

Each class of shares of the Covered Portfolios shall have the voting rights set out in the Charter and the Bylaws of the Company, as they may be amended from time to time.

SECTION 3. EXPENSES.

(a) DISTRIBUTION EXPENSES. Expenses associated with the Company's Rule 12b-1 Plan of Distribution, as described in the applicable Prospectus, shall be allocated to shares issued by the respective Covered Portfolios without regard to the class of such shares, except that any expenses relating to a particular class of shares of a Covered Portfolio shall be allocated to shares of such class. All shares issued by the Portfolios shall be issued at their net asset value per share, calculated in the manner set forth in the applicable Prospectus and without a sales charge.

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(b) OTHER CLASS EXPENSES. Expenses, other than investment advisory or custody expenses that are determined by the Board of Directors of the Company to have been incurred by or in respect of one but not both classes of shares issued by a Covered Portfolio shall be allocated to the class to which such expense relates. Expenses so allocated may relate to the payment of fees and expenses associated with:

      (i) Administration (if any) and transfer agent fees and expenses;

      (ii) Fee associated with the provision of specialized shareholder services (e.g., unlimited checkwriting or similar services)

      (iii) Litigation, legal, and audit fees;

      (iv) State and foreign securities registration fees;

      (v) Shareholder report expenses;

      (vi) Director fees and expenses;

      (vii) Preparation, printing, and related fees and expenses for proxy statements and, with respect to current shareholders, prospectuses and statements of additional information;

      (viii) Expenses incurred in connection with shareholder meetings; and

      (ix) Such other expenses as may be deemed to be allocable to a specified class of shares by the Board of Directors of the Company, subject to Rule 18f-3 under the 1940 Act.

SECTION 4. OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS.

(a) ALLOCATION OF PORTFOLIO EXPENSES. Income, realized and unrealized capital gains and losses, and expenses other than expenses allocated to a particular class, as described in Section 3 above, related to a Covered Portfolio shall be allocated to the respective class of shares of the relevant Covered Portfolio on the basis of the net asset value of the respective classes of shares, or on such other basis as the Board of Directors of the Company may, in its discretion, consider fair and equitable to each class.

(b) WAIVERS AND REIMBURSEMENTS. Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by a Covered Portfolio or class of shares to that person or to reimburse any or all expenses of a Covered Portfolio or class of shares.

SECTION 5. EXCHANGES. Shareholders of a class may not exchange their shares for shares of the same class of any other Portfolio.


Adopted March 16, 2006.


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